Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-263398) pertaining to the 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan of ForgeRock, Inc.,
(2) Registration Statement (Form S-8 No. 333-261256) of ForgeRock, Inc., pertaining to the 2012 Equity Incentive Plan of ForgeRock, Inc., and
(3) Registration Statement (Form S-8 No. 333-259615) of ForgeRock, Inc., pertaining to the 2021 Employee Stock Purchase Plan, 2021 Equity Incentive Plan and 2012 Equity Incentive Plan of ForgeRock, Inc.,

of our reports dated March 1, 2023, with respect to the consolidated financial statements of ForgeRock, Inc., and the effectiveness of internal control over financial reporting of ForgeRock, Inc., included in this Annual Report (Form 10-K) of ForgeRock, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Jose, California
March 1, 2023